SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration Under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                        Commission File Number 001-06553
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                               Carrols Corporation
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             (Exact name of registrant as specified in its charter)

                   968 James Street, Syracuse, New York 13203
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                                 (315) 424-0513
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          11 1/2% Senior Notes Due 2003
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            (Title of each class of securities covered by this Form)

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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)         |X|     Rule 12h-3(b)(1)(i)           |_|
      Rule 12g-4(a)(1)(ii)        |_|     Rule 12h-3(b)(2)(ii)          |_|
      Rule 12g-4(a)(2)(i)         |_|     Rule 12h-3(b)(2)(i)           |_|
      Rule 12g-4(a)(2)(ii)        |_|     Rule 12h-3(b)(2)(ii)          |_|
                                          Rule 15d-6                    |_|

      Approximate number of holders of record as of the certification or notice date: 0
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Pursuant to the requirements of the Securities Exchange Act of 1934, Carrols
Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: December 31, 1998                        By: /s/ Joseph A. Zirkman
                                                    -------------------------
                                                Name:  Joseph A. Zirkman
                                                Title: Vice President, Secretary
                                                       and General Counsel